Exhibit 10.16

REVISED

February 14, 2017

Mr. Antonio Montecalvo

Dear Antonio,

This letter is to confirm your promotion to the position Vice President of Health Policy and Contracting. This position reports to Gary Gillheeney Sr., Chief Executive Officer. The effective date of the promotion is January 6, 2017.

•                  Salary. You will receive a bi-weekly salary of $9,544.81 which is $248,165.08 on an annualized basis and will be subject to an annual review based on merit. The position is exempt under the Fair Labor Standards Act.

•                  Short-Term Incentive. You will be eligible for a target management bonus of up to 30% based on mutually agreed upon goals.

•                  Benefits. You will continue to be eligible to participate in all of our benefit programs. These include the following: Medical, Dental, Vision, Life and AD&D, Short and Long-term Disability, Employee Assistance Plan and 401(k). You will continue to accrue vacation time at your current level. As a work tool, Organogenesis will provide you with a Fleet Vehicle and a gas card. A fee for personal use, of between $70 and $90, will be deducted from your bi-weekly pay check.

•                  Invention, Non-Disclosure and Non-Competition Agreement. You will be required to execute and deliver to the Company the attached standard form of Invention, Non-Disclosure and Non-Competition Agreement, which contains provisions, relating to inventions, proprietary information and non-competition.

Please indicate your acceptance by countersigning this letter and returning it, along with the signed Invention, Non-Disclosure and Non-Competition Agreement, to Human Resources within two days of receipt.

ACCEPTED:		Sincerely,

/s/ Antonio Montecalvo	2/21/17	/s/ Houda E. Samaha
Name	Date	Houda E. Samaha
Assistant Vice President, Human Resources

150 Dan Road • Canton, MA 02021 • www.organogenesis.com • 1-888-HEAL-2DAY